Exhibit 2.1

SECOND AMENDMENT AND WAIVER
TO THIRD AMENDED AND RESTATED CREDIT AGREEMENT

This SECOND AMENDMENT AND WAIVER TO THIRD AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”) dated as of December 29, 2011 (the “Amendment Effective Date”), is among COMSTOCK RESOURCES, INC. (the “Borrower”), the banks named on the signature pages hereto (together with their respective successors and assigns in such capacity, each as a “Lender”), and BANK OF MONTREAL, as administrative agent for the Lenders (in such capacity, together with its successors and assigns, the “Administrative Agent”).

PRELIMINARY STATEMENT

A.           The Borrower, the Administrative Agent, the Lenders and certain other parties have entered into that certain Third Amended and Restated Credit Agreement dated as of November 30, 2010, as amended by that certain Assignment and First Amendment to Third Amended and Restated Credit Agreement dated as of October 31, 2011 (as amended, restated, modified or supplemented from time to time until the date hereof, the “Credit Agreement”).

B.           Comstock Oil & Gas, LP, a Nevada limited partnership (“COGI”), intends to acquire Oil and Gas Properties from Eagle Oil and Gas Co., a Texas corporation (“Eagle”), and certain other parties pursuant to a certain Purchase and Sale Agreement dated as of December 5, 2011 (the “Eagle Acquisition Agreement”; the acquisition transactions contemplated in the Eagle Acquisition Agreement, the “Eagle Acquisition”, and the Oil and Gas Properties acquired pursuant to the Eagle Acquisition Agreement, the “Eagle Properties”).

C.           In order to achieve certain tax efficiencies, COGI expects to structure the Eagle Acquisition to qualify for reverse like-kind exchange treatment under section 1031 of the Code and the regulations and revenue procedures promulgated thereunder, including Rev. Proc. 2000-37.

D.           In furtherance of the reverse like-kind exchange, COGI will assign the Eagle Acquisition Agreement to Comstock (Permian), LLC, a Delaware limited liability company (“Comstock (Permian)”) that is not affiliated with COGI, and will lend to Comstock (Permian) up to $350,000,000 from the proceeds of Borrowings under the Credit Agreement.

E.           The loan by COGI to Comstock (Permian) will be evidenced by a promissory note issued by Comstock (Permian) in favor of COGI (the “Comstock (Permian) Note”) and secured by a mortgage or deed of trust encumbering the Eagle Properties (the “Comstock (Permian) Mortgage”), which note and mortgage or deed of trust will be pledged to the Administrative Agent for the benefit of itself, the Lenders and the other secured parties to secure the Secured Obligations.

F.           (1) Capital One, N.A. has informed the Borrower and the Administrative Agent that it wishes to sell and assign all of its respective Commitment, outstanding Loans, outstanding L/C Obligations, and other rights and obligations under the Credit Agreement and the other Loan Documents, such that after giving effect thereto, it will cease to be a Lender, and (2) U.S. Bank National Association has informed the Borrower and the Administrative Agent that it wishes to sell and assign a portion of its respective Commitment, outstanding Loans, outstanding L/C Obligations, and other rights and obligations under the Credit Agreement and the other Loan Documents, such that its Percentage Share will decrease in order to maintain the same maximum aggregate share of the Borrowing Base as increased hereby (each of Capital One, N.A., and U.S. Bank National Association, herein, an “Assigning Lender”).

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G.           Each of the Lenders listed on Annex I hereto (each, an “Increasing Lender”) has informed the Borrower and the Administrative Agent that it intends to purchase and assume a portion of each Assigning Lender’s Commitment, outstanding Loans, outstanding L/C Obligations, and other rights and obligations under the Credit Agreement and the other Loan Documents, such that, after giving effect thereto, each Increasing Lender will have increased its respective Commitment Amount and corresponding Percentage Share of the aggregate outstanding Loans and L/C Obligations under the Credit Agreement to the Commitment Amount and corresponding Percentage Share set forth on Annex II attached hereto.

H.           The Borrower has requested that the Administrative Agent and the Lenders amend certain provisions of the Credit Agreement as set forth herein.

I.           Subject to the terms and conditions of this Amendment, the Lenders, the Administrative Agent and the Issuing Bank have entered into this Amendment in order to effectuate such amendments and modifications to the Credit Agreement, as set forth herein (provided that Capital One, N.A., joins this Amendment solely for purposes of assigning its respective Commitment, outstanding Loans, outstanding L/C Obligations, and other rights and obligations under the Credit Agreement and the other Loan Documents, and making the representations and warranties applicable to it, in Sections 8 and 9 hereof).

NOW THEREFORE, in consideration of the foregoing and the mutual agreements set forth herein, the parties agree as follows:

Section 1.   Definitions.  Unless otherwise defined in this Amendment, each capitalized term used in this Amendment has the meaning assigned to such term in the Credit Agreement.

Section 2.   Amendment of Credit Agreement.

    (a)   Section 1.1 of the Credit Agreement is hereby amended by adding the following new defined terms in their appropriate alphabetical order:

“Conforming Borrowing Base” means, (i) on the Second Amendment Effective Date, the amount provided for in Section 2.7, and (ii) from and after the Second Amendment Effective Date until the Non-Conforming Borrowing Base Termination Date, the amount determined by the Administrative Agent and approved by the Required Borrowing Base Lenders or all of the Lenders, as applicable, in accordance with the provisions of Section 2.8 as the Conforming Borrowing Base.  For the avoidance of doubt, on and after the Non-Conforming Borrowing Base Termination Date, the Conforming Borrowing Base shall equal the Borrowing Base.

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“EBITDAX” means, for any period, the sum of Consolidated Net Income for such period, plus, to the extent deducted from Consolidated Net Income in such period, the sum (determined without duplication) of the aggregate amount of interest expense paid (or payable) in cash during such period on Indebtedness of the Borrower and the Subsidiaries (including the interest portion of capital leases and Synthetic Lease Obligations), taxes, depreciation, depletion, amortization expenses, exploration expenses, impairments, other noncash charges or losses to the Borrower or any Subsidiary, minus, to the extent included in Consolidated Net Income in such period, any noncash income included in Consolidated Net Income.

“Non-Conforming Borrowing Base” means an amount equal to $90,000,000, provided that any increase in the Conforming Borrowing Base prior to the Non-Conforming Borrowing Base Termination Date shall reduce the Non-Conforming Borrowing Base on a dollar-for-dollar basis, and further provided, that in no event shall the Non-Conforming Borrowing Base be greater than (and the amount of the Non-Conforming Borrowing Base shall be automatically reduced to the extent necessary to cause following limitations to be implemented) (i) 20% of the Conforming Borrowing Base from the consummation of the Eagle Acquisition (as defined in the Second Amendment) until the effectiveness of the scheduled redetermination of the Borrowing Base on or about May 1, 2012, (ii) 15% of the Conforming Borrowing Base after the effectiveness of the scheduled redetermination of the Borrowing Base on or about May 1, 2012, until the effectiveness of the scheduled redetermination of the Borrowing Base on or about November 1, 2012, (iii) 10% of the Conforming Borrowing Base after the effectiveness of the scheduled redetermination of the Borrowing Base or about November 1, 2012, and (iv) zero ($0) from and after the first anniversary of the Second Amendment Effective Date.

“Non-Conforming Borrowing Base Termination Date” means the sooner of the first date on which the Non-Conforming Borrowing Base is reduced to $0 (in accordance with the definition thereof) and the first anniversary of the Second Amendment Effective Date.

“Second Amendment” means that certain Second Amendment and Waiver to Third Amended and Restated Credit Agreement dated as of December 29, 2011 among the parties thereto which amends this Agreement.

“Second Amendment Effective Date” means the first date on which the Second Amendment becomes effective in accordance with its terms.

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“Total Debt” means all Indebtedness of the Borrower and the Subsidiaries on a consolidated basis described under clauses (a) and (c) through (f) of the definition of “Indebtedness”.

(b)   Section 1.1 of the Credit Agreement is hereby amended by replacing the following defined terms in their entirety with the following:

“Base Rate Spread” means, with respect to any Base Rate Loan for any time prior to the Maturity Date, the percentage per annum set forth below under the caption “Base Rate Spread”, determined by reference to the percentage of the Conforming Borrowing Base (prior to the Non-Conforming Borrowing Base Termination Date) or the Borrowing Base (on and after the Non-Conforming Borrowing Base Termination Date) that the sum of all Loans outstanding plus all L/C Obligations represents at that time.

Percentage of Conforming Borrowing Base Usage	Base Rate Spread
> 110%	3.000%
> 100% but < 110%	2.250%
> 90% but < 100%	1.750%
>75% but <90%	1.500%
>50% but <75%	1.250%
>25% but <50%	1.000%
<25%	0.750%

“Borrowing Base” means (i) on the Second Amendment Effective Date, the amount provided for in Section 2.7, (ii) from and after the Second Amendment Effective Date until the Non-Conforming Borrowing Base Termination Date, the sum of the Conforming Borrowing Base and the Non-Conforming Borrowing Base, and (iii) from and after the Non-Conforming Borrowing Base Termination Date, the amount determined by the Administrative Agent and approved by the Required Borrowing Base Lenders or all of the Lenders, as applicable, in accordance with the provisions of Section 2.8 as the Borrowing Base; provided, however, that in no event shall the Borrowing Base ever exceed the Maximum Loan Amount.

“Commitment Fee Rate” means, for any time prior to the Maturity Date, the percentage per annum set forth below under the caption “Commitment Fee”, determined by reference to the percentage of the Conforming Borrowing Base (prior to the Non-Conforming Borrowing Base Termination Date) or the Borrowing Base (on and after the Non-Conforming Borrowing Base Termination Date) that the sum of all Loans outstanding plus all L/C Obligations represents at that time.

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Percentage of Conforming Borrowing Base Usage	Commitment Fee
> 110%	0.500%
> 100% but < 110%	0.500%
> 90% but < 100%	0.500%
>75% but <90%	0.500%
>50% but <75%	0.500%
>25% but <50%	0.500%
<25%	0.375%

“Consolidated Net Income” means, for any period, for Borrower and its Subsidiaries on a consolidated basis, the net income of Borrower and its Subsidiaries from continuing operations after extraordinary items (excluding gains or losses from Dispositions of assets) for that period; provided that the Borrower shall exclude (x) any ceiling test write-down and impairment write-downs required by GAAP or by the Securities and Exchange Commission, (y) any non-cash charges or losses and any non-cash income or gains, in each case described in, and calculated pursuant to, Statements of Financial Accounting Standards 133 and 143 or Accounting Standards Codification 815 or 410, but shall expressly include any cash charges or payments in respect of the termination of any Hedging Agreement.

“LIBOR Spread” means with respect to any LIBO Rate Loan for any time prior to the Maturity Date, the percentage per annum set forth below under the caption “LIBOR Spread,” determined by reference to the percentage of the Conforming Borrowing Base (prior to the Non-Conforming Borrowing Base Termination Date) or the Borrowing Base (on and after the Non-Conforming Borrowing Base Termination Date) that the sum of all Loans outstanding plus all L/C Obligations represents at that time.

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Percentage of Conforming Borrowing Base Usage	LIBOR Spread
> 110%	4.000%
> 100% but < 110%	3.250%
> 90% but < 100%	2.750%
>75% but <90%	2.500%
>50% but <75%	2.250%
>25% but <50%	2.000%
<25%	1.750%

“Permitted Refinancing Indebtedness” means Indebtedness (for purposes of this definition, “new Indebtedness”) incurred in exchange for, or proceeds of which are used to refinance, all or any portion of the 2009 Senior Notes, the 2011 Senior Notes or any Permitted Additional Notes (the portion refinanced, the “Refinanced Indebtedness”); provided that (a)  such new Indebtedness is in an aggregate principal amount not in excess of the sum of (i) the aggregate principal amount of the Refinanced Indebtedness and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing; (b) such new Indebtedness has a stated maturity and an average life no shorter than the date that is 91 days after the Maturity Date; (c) such new Indebtedness does not contain any covenants, events of default or other terms (other than interest rate and redemption premiums) that, on the whole, are materially more onerous to the Borrower and its Subsidiaries than those imposed by the Refinanced Indebtedness; (d) the stated interest or coupon rate of such new Indebtedness is reasonably acceptable to the Administrative Agent; and (e) no Event of Default shall exist at the time of, or result from, the issuance of such new Indebtedness.  For the avoidance of doubt, that portion of any Indebtedness initially issued as Permitted Additional Notes the proceeds of which are used to call, redeem or repurchase 2009 Senior Notes or 2011 Senior Notes and the principal amount of which is ultimately deducted from the Conforming Borrowing Base adjustment pursuant to Section 2.8(d)(ii) shall constitute Permitted Refinancing Indebtedness.

(c)   Section 1.1 of the Credit Agreement is hereby amended by deleting the following defined terms: “Consolidated Tangible Net Worth”, “Intangible Assets” and “Shareholders’ Equity”.

(d)   Clause (d) in the definition of “Indebtedness” in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to provide:

“(d)      whether or not so included as liabilities in accordance with GAAP, all obligations of such Person to pay the deferred purchase price of property or services (but excluding accounts payable incurred in the ordinary course of business that are not more than 90 days past due unless contested in good faith by appropriate proceedings and for which adequate reserves under GAAP have been established therefor, and any guaranties by the Borrower or any Subsidiary of such accounts payable), and indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse, provided that the amount of such indebtedness that constitutes Indebtedness shall be the lesser of the amount so such indebtedness or the fair market value of the property owned or being purchased;”

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(e)   Section 2.4.2(ii)(B) is hereby amended by adding “Conforming” in the fifth line of Section 2.4.2(ii)(B) before the second occurrence of the words “Borrowing Base”.

(f)   Section 2.4.2(ii)(C) is hereby amended by adding “Conforming” in the first line of Section 2.4.2(ii)(C) before the words “Borrowing Base”.

(g)   Section 2.7 is hereby amended in its entirety to read as follows:

“SECTION 2.7           Initial Borrowing Base.  On the Second Amendment Effective Date, the Borrowing Base shall be an amount equal to $700,000,000, which shall consist of the Conforming Borrowing Base in an amount equal to $610,000,000 and the Non-Conforming Borrowing Base in an amount equal to $90,000,000, and which Borrowing Base shall remain in effect until the Conforming Borrowing Base (or the Borrowing Base) is redetermined or the Non-Conforming Borrowing Base is reduced, in each case, in accordance with this Agreement.”

(h)   Section 2.8(a) is hereby amended in its entirety to read as follows:

“(a)           The Borrowing Base or the Conforming Borrowing Base, as applicable, shall be redetermined semiannually on or about May 1st and November 1st of each year (commencing May 1, 2012) as provided in this Section.  The Borrower shall furnish to the Administrative Agent and each Lender all information, reports and data that the Administrative Agent has then reasonably requested concerning the Borrower’s and the Guarantors’ businesses and properties (including Borrower’s and the Guarantors’ Oil and Gas Properties and interests and the reserves and production relating thereto), together with (and by the date required for) any Engineering Report described in Section 6.2(g), if an Engineering Report is then due.  Within thirty (30) days after receiving such information, reports and data, or as promptly thereafter as practicable, the Administrative Agent shall recommend a redetermined Borrowing Base or Conforming Borrowing Base, as applicable, to the Lenders.  Such recommended Borrowing Base or Conforming Borrowing Base, as applicable, shall become effective upon the receipt by the Administrative Agent of the approval of the Required Borrowing Base Lenders.  The failure of a Lender to respond or object to the recommended Borrowing Base or Conforming Borrowing Base, as applicable, within fifteen (15) days after notice thereof is given to such Lender by the Administrative Agent shall be deemed an acceptance and approval of such recommended Borrowing Base or Conforming Borrowing Base by such Lender.  If such recommended Borrowing Base or Conforming Borrowing Base is not approved by Required Borrowing Base Lenders within fifteen (15) days after the Administrative Agent submits the recommended Borrowing Base or Conforming Borrowing Base to the Lenders, then each Lender shall submit in writing to the Administrative Agent, on or within fifteen (15) days after the Administrative Agent notifies the Lenders that the Lenders have not approved any such recommended Borrowing Base or Conforming Borrowing Base, such Lender’s determination of the redetermined Borrowing Base or Conforming Borrowing Base, as applicable; in such case, the redetermined Borrowing Base or Conforming Borrowing Base shall be the highest amount approved by the Required Borrowing Base Lenders.  NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, WITHOUT THE PRIOR WRITTEN APPROVAL OF ALL OF THE LENDERS, SUCH APPROVAL TO BE IN EACH LENDER’S SOLE DISCRETION, THE REDETERMINED BORROWING BASE OR THE REDETERMINED CONFORMING BORROWING BASE, AS APPLICABLE, SHALL NOT BE INCREASED ABOVE THE AMOUNT OF THE BORROWING BASE OR CONFORMING BORROWING BASE, RESPECTIVELY, IN EFFECT IMMEDIATELY PRIOR TO SUCH REDETERMINATION.  The Administrative Agent shall by notice to the Borrower and the Lenders

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designate the amount of the Borrowing Base or Conforming Borrowing Base, as applicable (determined by the Required Borrowing Base Lenders or all of the Lenders, as applicable, in accordance with the foregoing procedures) available to the Borrower hereunder, which designation shall take effect immediately on the date such notice is sent and shall remain in effect until but not including the next date as of which the Borrowing Base or Conforming Borrowing Base, as applicable, is redetermined. If the Borrower does not furnish all such information, reports and data by the date specified in the first sentence of this Section, the Administrative Agent may nonetheless designate the Borrowing Base or Conforming Borrowing Base, as applicable, at any amount which the Lenders determine, and may redesignate the Borrowing Base or Conforming Borrowing Base, as applicable, from time to time thereafter at any amount that the Required Borrowing Base Lenders or all Lenders (in the case of an increase) redetermine, until each Lender receives all such information, reports and data, whereupon Lenders shall designate a new Borrowing Base or Conforming Borrowing Base, as applicable, as described above.  The Lenders shall determine the amount of the Borrowing Base or Conforming Borrowing Base, as applicable, based upon the loan collateral value which they, in their sole discretion and in accordance with their respective normal practices and standards for oil and gas loans as such practices and standards exist at the particular time, assign to the various Oil and Gas Properties of the Borrower or the Guarantors at the time in question and based upon such other factors (including without limitation the assets, liabilities, fixed charges, cash flow, business, properties, prospects, management and ownership of any of the Borrower or the Guarantors or any Subsidiary of any of the Borrower or the Guarantors) as they, in their sole discretion and in accordance with their respective normal practices and standards for oil and gas loans as such practices and standards exist at the particular time, deem significant.  It is expressly understood that Lenders and the Administrative Agent have no obligation to agree upon or designate the Borrowing Base or Conforming Borrowing Base, as applicable, at any particular amount, whether in relation to the Maximum Loan Amount or otherwise, and that the Lenders’ commitments to advance funds hereunder is determined by reference to the Borrowing Base or Conforming Borrowing Base, as applicable, from time to time in effect.  Additional redeterminations at the request of the Lenders, the Administrative Agent or the Borrower shall be subject to a $5,000 engineering fee payable by Borrower to the Administrative Agent for its own account.”

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(i)   Section 2.8(b) is hereby amended by adding “or the Conforming Borrowing Base, as applicable” in the third line of Section 2.8(b) following the words “Borrowing Base”.

(j)   Section 2.8(c) is hereby amended in its entirety to read as follows:

“(c)           In addition to the redeterminations of the Borrowing Base and the Conforming Borrowing Base required pursuant to Section 2.8(a), the Borrower and the Administrative Agent, at the request of the Required Borrowing Base Lenders, each shall have the right to request in its discretion a special redetermination of the Borrowing Base and the Conforming Borrowing Base in its sole discretion at any time and from time to time but not more often than one (1) time each between any two consecutive scheduled redeterminations of the Borrowing Base and the Conforming Borrowing Base.  To request a special redetermination of the Borrowing Base and the Conforming Borrowing Base, (i) if such request is made by the Borrower, the Borrower shall provide written notice of such special redetermination to the Administrative Agent specifying the date as of which the Borrowing Base and the Conforming Borrowing Base are to be redetermined (which shall be not sooner than 30 days following the date of such notice) and (ii) if such request is made by the Required Borrowing Base Lenders, such Required Borrowing Base Lenders shall provide written notice of such special redetermination to the Administrative Agent and the Borrower.  Any such special redetermination of the Borrowing Base and the Conforming Borrowing Base shall be made by all of the Lenders or the Required Borrowing Base Lenders, as applicable, in their respective sole discretion based upon the most recent Engineering Report delivered to the Lenders by the Borrower pursuant to Section 6.2(g) or 6.2(h), as applicable, and such other information, reports and data as any Lender may reasonably request.  Following receipt of a request for a special redetermination in accordance with this Section 2.8(c), the Borrowing Base and the Conforming Borrowing Base shall be redetermined in accordance with the approval standards set forth in Section 2.8(a).  If the special redetermination results in a decrease in the Borrowing Base and the Conforming Borrowing Base such that a Borrowing Base Deficiency exists after giving effect to such redetermined Borrowing Base, the Borrower shall comply with Section 2.4.2(ii)(A).”

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(k)   Section 2.8(d) is hereby amended in its entirety to read as follows:

“(d)           In addition to the any scheduled determination or discretionary determination of the Borrowing Base and the Conforming Borrowing Base,

(i)  the Conforming Borrowing Base shall be automatically reduced from time to time as set forth in Section 7.5(e); and

(ii)  if the Borrower shall issue any Permitted Additional Notes (x) on or prior to March 31, 2012, then the Borrowing Base or the Conforming Borrowing Base, as applicable, then in effect shall be reduced automatically by $0.20 for every $1 of the stated aggregate principal amount of such Permitted Additional Notes (without giving effect to any discounts) issued or incurred, or (y) on or after April 1, 2012, then the Borrowing Base or the Conforming Borrowing Base, as applicable, then in effect shall be reduced automatically by $0.25 for every $1 of the stated aggregate principal amount of such Permitted Additional Notes (without giving effect to any discounts) issued or incurred; provided, however, that, in either case, if the Borrower delivers written notice to the Administrative Agent concurrently with the issuance of any such Permitted Additional Notes that the Borrower intends to use all or a portion of the proceeds of such Permitted Additional Notes to call, redeem or repurchase all or a portion of the 2009 Senior Notes or 2011 Senior Notes within thirty (30) days of the issuance of such Permitted Additional Notes in accordance with Section 7.12(a), then the outstanding principal amount of 2009 Senior Notes or 2011 Senior Notes to be called, redeemed or repurchased (together with any 2009 Senior Notes and 2011 Senior Notes previously called, redeemed or repurchased prior to or after the Closing Date) shall be deducted from the stated aggregate principal amount of Permitted Additional Notes for purposes of the foregoing automatic Conforming Borrowing Base reduction; provided further that the Borrowing Base or Conforming Borrowing Base, as applicable, shall be automatically reduced further by $0.20 or $0.25, as applicable (based on the date such Additional Permitted Notes are issued) for every $1 of the aggregate outstanding principal amount of any 2009 Senior Notes or 2011 Senior Notes, as applicable, that were the subject of such call, redemption or repurchase but that have not been redeemed or repurchased on or before the last day of such thirty (30) day period.

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(l)   Section 2.16(b) is hereby amended by adding “and/or the Conforming Borrowing Base” in each of the twelfth and thirteenth lines of Section 2.16(b) following the words “Borrowing Base”.

(m)   Section 6.2(j) is hereby amended by adding “Conforming” in the fourth line of Section 6.2(j) before the words “Borrowing Base”.

(n)   Section 6.16(b) is hereby amended by adding “Conforming” in the eighth line of Section 6.16(b) before the words “Borrowing Base”.

(o)   Section 7.5(e) is hereby amended by adding “Conforming” before each occurrence of the words “Borrowing Base” in Section 7.5(e).

(p)   Section 7.6 is hereby amended by adding “Conforming” in the second to last line of the proviso in Section 7.6 before the words “Borrowing Base”.

(q)   Section 7.12 is hereby amended by adding “Conforming” before each occurrence of the words “Borrowing Base” in Section 7.12.

(r)   Section 7.13(a) is hereby deleted and replaced in its entirety with the following:

“(a)           Leverage Ratio.             Permit or suffer the ratio of (i) Total Debt to (ii) EBITDAX, as of the last day of any period of four consecutive fiscal quarters ending on March 31, June 30, September 30 and December 31 of each calendar year, to be greater than, (x) for the four-fiscal quarter period ending December 31, 2011, through and including the four-fiscal quarter period ending March 31, 2012, 4.50 to 1.00; (y) for the four-fiscal quarter periods ending June 30, 2012, or September 30, 2012, 4.25 to 1.00; and (z) for any four-fiscal quarter period ending December 31, 2012, and thereafter, 4.00 to 1.00.”

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(s)   Section 7.13(b) is hereby deleted and replaced in its entirety with the following:

“(b)           Current Ratio.   Permit or suffer the ratio of (i) the sum of Current Assets plus the unused availability under this Agreement, to (ii) Current Liabilities, to be less than (x) for the fiscal quarters ending December 31, 2011, or March 31, 2012, 0.9 to 1.0; and (y) for the fiscal quarter ending June 30, 2012, and any time thereafter, 1.0 to 1.0; provided that the calculation of Current Assets and Current Liabilities for purposes of this Section 7.13(b) shall exclude any non-cash Current Assets and Current Liabilities, in each cased described in, and calculated pursuant to, Statements of Financial Accounting Standards 133 and 143 or Accounting Standards Codification 815 or 410, but shall expressly include any Current Assets or Current Liabilities in respect of, or arising from, the termination of any Hedging Agreement.”

(t)   Section 10.1(e) is hereby amended by adding “and/or the Conforming Borrowing Base” in the first line following the words “Borrowing Base”.

(u)   The Credit Agreement is hereby amended by deleting the existing Schedule 2.1 to the Credit Agreement and inserting in its place the text contained in Annex II attached to this Amendment as the new Schedule 2.1 to the Credit Agreement.

Section 3.   Waiver of Section 7.2.  Section 7.2 of the Credit Agreement (which prohibits the Borrower or any of its Restricted Subsidiaries from making any Investment unless otherwise permitted therein) is hereby waived insofar as, AND ONLY INSOFAR AS, COGI shall be permitted to (a) assign the Eagle Acquisition Agreement to Comstock (Permian) and (b) make a loan to Comstock (Permian) in an aggregate principal amount of up to $350,000,000 from the proceeds of Borrowings under the Credit Agreement for the purpose financing the acquisition of the Eagle Properties by Comstock (Permian), provided that not later than concurrently with the consummation of the acquisition of the Eagle Properties by Comstock (Permian), COGI shall receive from Comstock (Permian) the Comstock (Permian) Note and the Comstock (Permian) Mortgage.

Section 4.   Fees.  Promptly following the effectiveness of this Amendment, the Borrower shall pay to the Administrative Agent for the account of (a) each Lender a fee equal to 0.50% of the positive difference of (i) each such Lender’s Percentage Share of the increased Conforming Borrowing Base after giving effect to the increase in such Lender’s Percentage Share pursuant to this Amendment, minus (ii) each such Lender’s Percentage Share of the Borrowing Base immediately prior to the effectiveness of this Amendment, and (b) each Lender a fee equal to 1.00% of such Lender’s Percentage Share of the Non-Conforming Borrowing Base; provided that notwithstanding the foregoing, the fee payable to U.S. Bank National Association shall be $20,571.43.

Section 5.   Redetermination of Borrowing Base.

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(a)   The Conforming Borrowing Base shall be increased from $550,000,000 to $610,000,000 from and after the Amendment Effective Date until the Conforming Borrowing Base shall be otherwise redetermined in accordance with the Credit Agreement.

(b)   Both the Borrower, on the one hand, and the Administrative Agent and the Lenders, on the other hand, agree that the redetermination of the Conforming Borrowing Base pursuant to clause (a) of this Section 5 shall not constitute a discretionary redetermination of the Borrowing Base or the Conforming Borrowing Base, as applicable, by either the Borrower, on the one hand, or the Administrative Agent or Lenders, on the other hand, pursuant to Section 2.8(c) of the Credit Agreement.

Section 6.   Ratification.  The Borrower hereby ratifies and confirms all of the Obligations under the Credit Agreement (as amended or waived hereby) and the other Loan Documents, and, in particular, affirms that the terms of the Security Documents secure, and will continue to secure, all Obligations, after giving effect to this Amendment.  In furtherance of the foregoing, the Borrower hereby acknowledges and agrees that nothing herein shall be deemed to constitute a waiver of Section 7.5 or Section 2.8(d)(i) with respect to any Disposition of Oil and Gas Properties constituting Proved Reserves included in the most recently delivered Engineering Report as part of the contemplated 1031 like-kind exchange, and that Borrower shall be required to comply with the Credit Agreement (including Section 7.5 or Section 2.8(d)(i)) and the other Loan Documents in connection with any such Disposition (if any).

Section 7.   Effectiveness.  This Amendment shall become effective on the Amendment Effective Date upon satisfaction of all of the conditions set forth in this Section 7:

(a)   The Administrative Agent shall have received duly executed counterparts of this Amendment from the Borrower, the Administrative Agent and each Lender;

(b)   The Administrative Agent shall have received a reserve report with respect to the Eagle Properties prepared by Lee Keeling and Associates with an “as of date” of November 1, 2011 (the “Eagle Reserve Report”);

(c)   The Administrative Agent shall have received environmental and title information and opinions in form and substance reasonably satisfactory to the Administrative Agent with respect to the Oil and Gas Properties an amount reasonably determined by the Administrative Agent of the present value of all Proved Reserves to be acquired by one or more Guarantors under the Eagle Acquisition Agreement;

(d)   The Administrative Agent shall have received a certificate from an Responsible Officer of the Borrower, dated as of the Amendment Effective Date, certifying that attached thereto is a true and correct copy of the Eagle Acquisition Agreement (including all amendments thereto through the Amendment Effective Date) and certifying that: (a) Comstock (Permian) has acquired no less than 90% of the value of all of the proved Eagle Properties evaluated in the Eagle Reserve Report; (b) on and as of the Amendment Effective Date, and except as otherwise previously disclosed pursuant to the provisions hereof, there does not exist, to the Responsible Officer’s knowledge, any pending or threatened litigation, judgment, order or injunction issued by, or filed with, any Governmental Authority of competent jurisdiction which seeks to interfere with the making of the Borrowing under the Credit Agreement the proceeds of which are to be used to consummate the Eagle Acquisition or which could reasonably be expected to impair materially the ability of the Borrower or the other parties to the Eagle Acquisition Agreement to consummate the Eagle Acquisition substantially in accordance with the terms and conditions of the Eagle Acquisition Agreement; and (c) each of Comstock (Permian), and to the knowledge of such Responsible Officer, the sellers, as the case may be, has received all governmental and third party approvals necessary in connection with the Eagle Acquisition and the financing under this Credit Agreement and such approvals are in full force and effect; and (d) all conditions to the Eagle Acquisition other than the payment of cash consideration with the proceeds of a Borrowing have been satisfied substantially in accordance with terms of the Eagle Acquisition Agreement (and not waived, except with the consent of the Administrative Agent, which shall not be unreasonably withheld or delayed);

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(e)   The Eagle Acquisition pursuant to the Eagle Acquisition Agreement shall have been, or shall contemporaneously with the Amendment Effective Date be, consummated substantially pursuant to the terms of the Eagle Acquisition Agreement;

(f)   The Administrative Agent shall have received a supplement to the Pledge Agreement heretofore delivered by COGI pursuant to which COGI shall have pledged to the Administrative Agent for the benefit of the secured parties thereunder the Comstock (Permian) Note and the Comstock (Permian) Mortgage;

(g)   The Administrative Agent shall have received (or shall be satisfied with arrangements pursuant to which, promptly following the consummation of the acquisition of the Eagle Properties by Comstock (Permian) the Administrative Agent shall receive) the original counterpart of the Comstock (Permian) Note duly endorsed by COGI in favor of the Administrative Agent and complete and original executed counterparts of the Comstock (Permian) Mortgage duly executed by Comstock (Permian);

(h)   The Administrative Agent shall have received evidence reasonably satisfactory to the Administrative Agent that any Liens encumbering the Eagle Properties (other than the Comstock (Permian) Mortgage and other Excepted Liens) acquired pursuant to the Eagle Acquisition have been released, together with any documents or agreement necessary to effectuate such release;

(i)   The Borrower shall have made payment of all fees and expenses due and owing under the Credit Agreement and under any separate fee agreement entered into by the parties pursuant to Section 2.10 of the Credit Agreement including such fees specified in Section 4 hereof;

(j)   The Borrower shall have delivered to the Administrative Agent on behalf of each Increasing Lender that has requested a Note at least two Business Days prior to the date hereof, a promissory note dated the Closing Date and payable to each such Increasing Lender in a maximum principal amount equal to such Increasing Lender’s Percentage Share after giving effect to this Amendment (as shown on Annex II hereto) of $750,000,000 (which promissory note shall replace and supersede the existing promissory note issued by the Borrower to such Increasing Lender or the Assigning Lender); and

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(k)   The Borrower shall have confirmed and acknowledged to the Administrative Agent and the Lenders, and by its execution and delivery of this Amendment, the Borrower does hereby confirm and acknowledge to the Administrative Agent and the Lenders, that (i) the execution, delivery and performance of this Amendment has been duly authorized by all requisite corporate action on the part of the Borrower; (ii) the Credit Agreement (as amended hereby) and each other Loan Document constitute valid and legally binding agreements enforceable against the Borrower and each other Loan Party that is a party thereto in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws relating to or affecting the enforcement of creditors’ rights generally and by general principles of equity, (iii) the representations and warranties by the Borrower and the other Loan Parties contained in the Credit Agreement and in the other Loan Documents are true and correct on and as of the date hereof in all material respects as though made as of the date hereof, and (iv) no Default or Event of Default exists under the Credit Agreement or any of the other Loan Documents.

Section 8.   Renewal and Continuation of Existing Loans.  Upon the effectiveness of this Amendment:

(a)   All of the Obligations outstanding under the Credit Agreement as of the date of such effectiveness shall hereby be restructured, rearranged, renewed, extended and continued under the Credit Agreement (as amended hereby) and that portion of each Assigning Lender’s Loans and L/C Obligations outstanding under the Credit Agreement as of the date of such effectiveness assigned pursuant to this Amendment shall hereby continue as Loans and L/C Obligations of the Increasing Lenders outstanding under the Credit Agreement (as amended hereby).

(b)   In connection herewith, each of the Assigning Lenders (severally and not jointly) hereby irrevocably sells, assigns, transfers and conveys without recourse to such Assigning Lender, and each of the Increasing Lenders (severally and not jointly) hereby irrevocably purchases and assumes without recourse to such Assigning Lender, so much of the Aggregate Commitments under, Loans outstanding under, and participations in Letters of Credit issued pursuant to, the Credit Agreement such that the Percentage Share of each Assigning Lender and each Increasing Lender (and each other Lender) and shall be as set forth on Schedule 2.1 to the Credit Agreement (as amended hereby).  The foregoing assignments, transfers and conveyances are without recourse to the Assigning Lenders and without any warranties whatsoever by the Administrative Agent, the Issuing Bank or any Assigning Lender as to title, enforceability, collectability, documentation or freedom from liens or encumbrances, in whole or in part, other than the warranty of each Assigning Lender (which each Assigning Lender hereby makes) that it has not previously sold, transferred, conveyed or encumbered such interests.

Section 9.   Representations of Assigning Lenders and Increasing Lenders.  Each Assigning Lender (severally and not jointly) represents and warrants to the Administrative Agent, each Increasing Lender and each other Assigning Lender that (1) it is the legal and beneficial owner of the Commitments, Loans, L/C Obligations and other rights and obligations assigned hereunder, free and clear of any adverse claim, (2) it has the power and authority and the legal right to make, deliver and perform, and has taken all necessary action, to authorize the execution, delivery and performance of this Amendment and to fulfill its obligations under, and to consummate the transactions contemplated by, this Amendment, and no consent or authorization of, filing with, or other act by or in respect of any Governmental Authority, is required in connection herewith or therewith; and (3) this Amendment constitutes the legal, valid and binding obligation of such Assigning Lender.  Each Increasing Lender (severally and not jointly) represents and warrants to the Administrative Agent, each other Increasing Lender and each Assigning Lender that (1) it has the power and authority and the legal right to make, deliver and perform, and has taken all necessary action, to authorize the execution, delivery and performance of this Amendment and to fulfill its obligations under, and to consummate the transactions contemplated by, this Amendment, and no consent or authorization of, filing with, or other act by or in respect of any Governmental Authority, is required in connection herewith or therewith; and (2) this Amendment constitutes the legal, valid and binding obligation of such Increasing Lender.  None of the Administrative Agent or the Issuing Bank makes any representation or warranty to any Lender or assumes any responsibility to any Lender, and no Lender makes any representation or warranty to any other Lender or assumes any responsibility to any other Lender, in each case, with respect to the financial condition of the Borrower or any of its Affiliates or the performance by the Borrower or any of its Affiliates of their respective obligations under the Loan Documents or assumes any responsibility with respect to any statements, warranties or representations made the Borrower or any of its Affiliates under or in connection with any Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of any Loan Document other than as expressly set forth above.

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Section 10.   Waiver of Assignment Fee.  The Administrative Agent hereby waives any assignment fee that would otherwise be payable to it under the Credit Agreement in connection with the assignments and assumptions contemplated hereunder.

Section 11.   Capital One, N.A., as Party.  Capital One, N.A., joins this Amendment solely for purposes of assigning its respective Commitment, outstanding Loans, outstanding L/C Obligations, and other rights and obligations under the Credit Agreement and the other Loan Documents, and making the representations and warranties applicable to it, in Sections 8 and 9 hereof.

Section 12.   Governing Law.  This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 13.   Miscellaneous.  (a) On and after the effectiveness of this Amendment, each reference in each Loan Document to “this Amendment”, “this Note”, “this Mortgage”, “hereunder”, “hereof” or words of like import, referring to such Loan Document, and each reference in each other Loan Document to “the Credit Agreement”, “the Notes”, “the Mortgages”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement, the Notes, or the Mortgage or any of them, shall mean and be a reference to such Loan Document, the Credit Agreement, the Notes, the Mortgage or any of them, as amended or otherwise modified by this Amendment; (b) the execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any default of the Borrower or any right, power or remedy of the Administrative Agent or the Banks under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents and except as otherwise modified by the terms hereof, the Credit Agreement and such other Loan Documents shall remain in full force and effect; (c) this Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement; and (d) delivery of an executed counterpart of a signature page to this Amendment by telecopier shall be effective as delivery of a manually executed counterpart of this Amendment.

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Section 14.   Final Agreement.  THE CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS, INCLUDING THIS AMENDMENT, REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO ORAL AGREEMENTS BETWEEN THE PARTIES.

[Signature Pages Follow]

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IN WITNESS WHEREOF, each of the parties hereto has caused this Second Amendment and Waiver to Third Amended and Restated Credit Agreement to be executed by its officer(s) thereunto duly authorized as of the date first above written.

BORROWER:

COMSTOCK RESOURCES, INC.,
a Nevada corporation

By: /s/ ROLAND O. BURNS
Name: Roland O. Burns
Title: Senior Vice President
and Chief Financial Officer

Signature Page to Second Amendment

ADMINISTRATIVE AGENT AND LENDERS:

BANK OF MONTREAL, as Administrative Agent
and Issuing Bank and Lender

By:  /s/ JAMES V. DUCOTE
Name: James V. Ducote
Title:  Director

Signature Page to Second Amendment

BANK OF AMERICA, N.A., as Syndication
Agent and Lender

By: /s/ MICHAEL OUELLET
Name:  Michael Ouellet
Title:  Director

Signature Page to Second Amendment

JPMORGAN CHASE BANK, N.A., as Co-Documentation Agent and Lender

By: /s/ JO LINDA PAPADAKIS
Name:  Jo Linda Papadakis
Title:  Authorized Officer

Signature Page to Second Amendment

COMERICA BANK, as Co-Documentation Agent
and Lender

By: /s/ JAMES A. MORGAN
Name:  James A. Morgan
Title:  Vice President

Signature Page to Second Amendment

UNION BANK, N.A.,
as Co-Documentation Agent and Lender

By: /s/ WHITNEY RANDOLPH
Name:  Whitney Randolph
Title:  Vice President

Signature Page to Second Amendment

REGIONS BANK, as a Lender

By: /s/ TRESS M. JOHNSON
Name:  Tress M. Johnson
Title:  Assistant Vice President

Signature Page to Second Amendment

BANK OF SCOTLAND, as a Lender

By: /s/ JULIA R. FRANKLIN
Name:  Julia R. Franklin
Title:  Vice President

Signature Page to Second Amendment

CAPITAL ONE, N.A.,
as a Lender

By:  /s/ SCOTT L. JOYCE
Name:  Scott L. Joyce
Title:  Senior Vice President

Signature Page to Second Amendment

THE BANK OF NOVA SCOTIA, as a Lender

By:  /s/ MARK SPARROW
Name:  Mark Sparrow
Title:  Director

Signature Page to Second Amendment

COMPASS BANK, as a Lender

By:  /s/ SPENCER STASNEY
Name:  Spencer Stasney
Title:  Vice President

Signature Page to Second Amendment

NATIXIS, as a Lender

By:  /s/ LIANA TCHERNYSHEVA
Name:  Liana Tchernysheva
Title:  Managing Director

By:  /s/ LOUIS P. LAVILLE, III
Name:  Louis P. Laville, III
Title:  Managing Director

Signature Page to Second Amendment

U.S. BANK NATIONAL ASSOCIATION,
as a Lender

By:  /s/ DARIA MAHONEY
Name:  Daria Mahoney
Title:  Vice President

Signature Page to Second Amendment

SUNTRUST BANK, as a Lender

By:  /s/ GREGORY C. MAGNUSON
Name:  Gregory C. Magnuson
Title:  Vice President

Signature Page to Second Amendment

BOKF, NA, dba Bank of Texas,
as a Lender

By:  /s/ MYNAN C. FELDMAN
Name:  Mynan C. Feldman
Title:  Senior Vice President

Signature Page to Second Amendment

IBERIABANK,
as a Lender

By:  /s/ BRYAN CHAPMAN
Name:  Bryan Chapman
Title:  EVP & Energy Lending Manager

Signature Page to Second Amendment

BRANCH BANKING AND TRUST
COMPANY, as a Lender

By:  /s/ RYAN K. MICHAEL
Name:  Ryan K. Michael
Title:  Senior Vice President

Signature Page to Second Amendment

ONEWEST BANK, FSB,
as a Lender

By:  /s/ GRANT AHEARN
Name:  Grant Ahearn
Title:  EVP

Signature Page to Second Amendment

ACKNOWLEDGMENT BY GUARANTORS

Each of the undersigned Guarantors hereby (i) consents to the terms and conditions of that certain Second Amendment and Waiver to Third Amended and Restated Credit Agreement dated as of December 29, 2011 (the “Amendment”), (ii) acknowledges and agrees that its consent is not required for the effectiveness of the Amendment, (iii) ratifies and acknowledges its respective Obligations under each Loan Document to which it is a party and affirms that the terms of its respective Guaranty guarantees, and will continue to guarantee, the Obligations, after giving effect to the Amendment, and (iv) represents and warrants that (a) no Default or Event of Default has occurred and is continuing, (b) it is in full compliance with all covenants and agreements pertaining to it in the Loan Documents, and (c) it has reviewed a copy of the Amendment.

COMSTOCK OIL & GAS HOLDINGS, INC.
COMSTOCK OIL & GAS - LOUISIANA, LLC
COMSTOCK OFFSHORE, LLC
COMSTOCK OIL & GAS GP, LLC,
      By Comstock Resources, Inc., its sole member
COMSTOCK OIL & GAS, LP,

      By Comstock Oil & Gas GP, LLC,
      its general partner,

      By Comstock Resources, Inc., its sole member

By:  /s/ ROLAND O. BURNS
Name:  Roland O. Burns
Title:    Chief Financial Officer

COMSTOCK OIL & GAS INVESTMENTS, LLC

By:  /s/ ROLAND O. BURNS
Name:  Roland O. Burns
Title:    Manager

Signature Page to Second Amendment

Annex I

Increasing Lenders

Bank of Montreal
Regions Bank
BOKF, NA dba Bank of Texas
Branch Banking and Trust Company
IBERIABANK
OneWest Bank, FSB

Annex I

Annex II

SCHEDULE 2.1

COMMITMENT AMOUNTS
AND PERCENTAGE SHARES

Lender	Commitment Amount	Percentage Share
Bank of Montreal	$78,409,092.00	10.454545455%
Bank of America, N.A.	$57,272,727.00	7.636363636%
JPMorgan Chase Bank, N.A.	$57,272,727.00	7.636363636%
Comerica Bank	$57,272,727.00	7.636363636%
Union Bank, N.A.	$57,272,727.00	7.636363636%
Regions Bank	$57,272,727.00	7.636363636%
Bank of Scotland	$53,181,818.00	7.090909091%
Capital One, N.A.	$ 0.00	0.000000000%
The Bank of Nova Scotia	$43,636,364.00	5.818181818%
Compass Bank	$43,636,364.00	5.818181818%
Natixis	$43,636,364.00	5.818181818%
U.S. Bank National Association	$34,285,714.00	4.571428571%
SunTrust Bank	$43,636,364.00	5.818181818%
BOKF, NA dba Bank of Texas	$32,142,857.00	4.285714296%
Branch Banking and Trust Company	$37,500,000.00	5.000000000%
IBERIABANK	$26,785,714.00	3.571428571%
OneWest Bank, FSB	$26,785,714.00	3.571428571%
Total	$750,000,000.00	100.00000000%

Annex I